NEWS RELEASE

15301 w. 109TH Street, Lenexa, KS 66219	Phone: 913-647-0158	Fax: 913-647-0132 investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:	Karl B. Gemperli
(913) 647-0158, Phone

(913) 647-0132, Fax

investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

Lenexa, Kansas (July 24, 2006) - Elecsys Corporation (AMEX: ASY; the “Company”), today announced the financial results for its fourth quarter and fiscal year ended April 30, 2006.

Sales for the quarter were $4,014,000, an increase of $1,029,000, or 34%, from the comparable period of fiscal 2005. For the year ended April 30, 2006, sales were $14,692,000, an increase of $2,385,000, or 19%, from the year ended April 30, 2005. Total backlog at April 30, 2006 was approximately $10,543,000, an increase of $3,737,000, or 55%, from a total backlog of $6,806,000 on April 30, 2005.

Gross margin was approximately 32% of sales, or $1,304,000, for the fourth quarter as compared to 30% of sales, or $908,000, for the quarter ended April 30, 2005. For the year ended April 30, 2006, gross margin was 32%, or $4,678,000, compared to 30%, or $3,656,000, for the year ended April 30, 2005.

Operating income for the quarter was $308,000, as compared to $150,000 for the same quarter in the prior year. For the year ended April 30, 2006, operating income was $1,019,000 as compared to $842,000 for the prior fiscal year.

During the last six months of the fiscal year, the Company recognized a deferred tax asset of $930,000 and a loss on debt retirement of $124,000. The recognition of the deferred tax asset was due to the Company’s recent financial success as well as the Company’s projected profitability in the future and anticipated utilization of the Company’s tax loss carryforwards. The loss on debt retirement was the result of the early retirement of the tax-exempt Industrial Revenue Bonds on the Company’s DCI building.

As a result of the above, net income was $1,196,000, or $0.35 per diluted share, for the quarter ended April 30, 2006 as compared to $128,000, or $0.04 per diluted share, reported for the quarter ended April 30, 2005. For the year ended April 30, 2006, net income was $1,667,000, or $0.49 per fully diluted share, as compared to $699,000, or $0.23 per fully diluted share, for the year ended April 30, 2005. Excluding the effects of the deferred tax valuation adjustment and the loss of debt retirement, net income was $861,000, or $0.25 per diluted share, for the year ended April 30, 2006.

The increase in sales for the quarter was due to both new and existing customer orders at DCI and sales at NTG. DCI sales increased approximately $1,564,000 or 13% for the current fiscal year as compared to the previous year. Sales volumes at NTG were approximately $1,002,000 for the year ended April 30, 2006 as compared to $182,000 in the previous year. The increase of $820,000 in sales at NTG was the result of a complete fiscal year in 2006 since the acquisition of NTG occurred in November 2004 as well as the addition of new products and customers during the year. Due to the shipments scheduled from our backlog, we expect sales volumes in the first quarter at DCI to be similar to sales volumes achieved during the last few quarters. We also anticipate, based on the scheduled orders in backlog as well as expected orders, that there will be increases in sales in the subsequent quarters of fiscal year 2007 for both DCI and NTG.

Karl B. Gemperli, Chief Executive Officer, commented, “We are pleased to report the results of a successful fourth quarter and fiscal year that continued our growth and achieved excellent year-over-year gains in sales, income, and backlog. Due to improved operating efficiencies and the addition of the proprietary NTG products to our overall product mix, we saw our gross margins increase over the prior year. We expect to show further growth and diversification of our customer base as we capitalize on the opportunities that lie ahead. We will continue to diligently explore new expansion opportunities and look forward to continuing on our growth path throughout the coming quarters. With our new state-of-the-art manufacturing facility, our record of solid operating performance, a loyal and growing customer base, and our experienced team dedicated to continuing our success, we believe that the Company is ideally positioned to pursue a wide variety of future market opportunities.”

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the aerospace, medical, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2006. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

Elecsys Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2006	2005	2006	2005
Sales	$4,014	$2,985	$14,692	$12,307
Cost of products sold	2,710	2,077	10,014	8,651
Gross margin	1,304	908	4,678	3,656

Selling, general and administrative expenses	996	758	3,659	2,814

Operating income	308	150	1,019	842

Financial income (expense):
Interest expense	(42)	(22)	(149)	(135)
Impairment of original investment in acquired subsidiary	--	--	--	(19)
Loss on debt retirement	--	--	(124)	--
Interest income	2	--	5	1
	(40)	(22)	(268)	(131)

Income before income tax (benefit)	268	128	751	689

Income tax (benefit)	(928)	--	(916)	(10)

Net income	$1,196	$128	$1,667	$699

Net income per share information:
Basic	$0.37	$0.04	$0.51	$0.24
Diluted	$0.35	$0.04	$0.49	$0.23

Weighted average common shares outstanding:
Basic	3,240	3,225	3,240	2,965
Diluted	3,407	3,388	3,397	3,093